Exhibit 99.1

             Anaren Provides Preliminary Fourth Quarter Results and
                Announces Planned Disposal of European Operation

      SYRACUSE, N.Y., July 10 /PRNewswire-FirstCall/ -- Anaren, Inc. (Nasdaq:
ANEN) today announced the planned disposal of Anaren Europe, B.V. and provided preliminary results for the fourth quarter ended June 30, 2003. Net sales for the quarter are expected to be approximately $19.4 million, including approximately $1.0 million of net sales from the Anaren Europe operation. The net loss for the quarter is expected to be in the range of $3.5 to $3.9 million, or $(0.16) to $(0.17) per diluted share. For the quarter, the net loss at Anaren Europe is expected to be in the range of $3.8 to $4.0 million of which approximately $3.3 to $3.6 million is related to asset impairment and restructuring charges. The disposal of Anaren Europe, B.V. is expected to be completed in the first half of fiscal 2004. It is anticipated that the cash generated by the liquidation of Anaren Europe assets will be adequate to fund the expenses incurred in disposing of the operation.

      (Logo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )

      "This action is being taken due to the decline in demand and continuing financial losses at Anaren Europe. Though overall demand for the quarter was consistent with our prior expectations and guidance, demand at Anaren Europe has declined significantly more than anticipated," stated Lawrence A. Sala, President and CEO of Anaren, Inc. "We continue to focus on new product development and cost reduction to strengthen our market position and operating performance as we enter fiscal 2004."

      Anaren's cash and cash equivalents are expected to exceed $127 million for the quarter ended June 30, 2003.

      Anaren plans to release financial results for the fourth quarter and 2003 fiscal year ended June 30, 2003 on August 12, 2003 at 4:15 p.m. EDT.

      Forward-Looking Statements

      The foregoing statements regarding the Company's expected financial results and cash position for the fourth quarter and 2003 fiscal year are "forward-looking statements" and are preliminary in nature. These statements are based on information currently available to the Company and only reflect management's current expectations. Financial results will be subject to Anaren's formal review procedures, including review by the Company's outside auditors, KPMG. As a result, all financial results and stated expectations in this release are subject to change. In addition, these statements involve other risks and uncertainties which could cause actual results to differ materially from those projected. You are encouraged to review Anaren's 2002 Annual Report, Anaren's Form 10-K for the fiscal year ended June 30, 2002, and Anaren's latest Form 10-Q and exhibits to those reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's financial results.

      Anaren designs, develops, manufactures and sells highly integrated microwave components, assemblies and subsystems for the wireless communications, satellite communications and defense electronics markets.